UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 22, 2004

GREATER BAY BANCORP

(Exact name of registrant as specified in its charter)

California	0-25034	77-0387041
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2860 West Bayshore Road, Palo Alto, California	94303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 813-8200

NA

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 22,2004, Greater Bay Bancorp (the “Registrant”) entered into a Letter Amendment (the “Amendment”) with Wells Fargo Bank, National Association, as Agent, with respect to the Credit Agreement, dated as of December 16, 2003, as amended (the “Credit Agreement”). The Amendment extends the term of the Credit Agreement to March 14, 2005. A copy of the Amendment is included as Exhibit 10.1 hereto.

Item 8.01 Other Events.

A. As disclosed in the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, contingent commissions and override payments received by insurance brokerage firms have come under scrutiny by regulatory authorities in various states. The Registrant’s insurance brokerage subsidiary, ABD Insurance and Financial Services (“ABD”), receives such commissions and override payments, which amounted to approximately 10% of commissions and fees received by ABD during the 12 month period ended September 30, 2004. ABD has received a request for information from the Texas Department of Insurance seeking information about ABD’s brokerage business in Texas. The Registrant believes that this request is being made to a number of industry participants doing business in Texas and that ABD has not been singled out in being asked to provide information. Officials from other jurisdictions may also seek information from ABD as part of the ongoing industry-wide investigations into contingent commissions and override payments. ABD intends to cooperate fully with all such requests for information.

As developments in this area continue to occur, the insurance industry may face additional scrutiny of its market practices by regulators and other governmental entities and become subject to additional legal proceedings. In response to these developments, some insurance carriers have announced that they will discontinue paying contingent commissions and override payments. Such developments may impact the way the insurance brokerage business is conducted and could adversely affect the Registrant’s consolidated financial results.

B. The Registrant has received a Notice of Proposed Adjustment (the “Notice”) from the Internal Revenue Service (“IRS”) challenging the deductibility of certain expenses on the Registrant’s 2000 and 2001 tax returns. The Notice resulted from a recent audit of the Registrant’s returns for those years. The proposed adjustments primarily concern disallowed deductions for expenses related to multiple acquisitions by the Registrant. The Registrant believes that substantially all of these deductions were properly reported on its returns in accordance with applicable tax laws and regulations in effect during the periods involved and intends to contest these proposed adjustments vigorously using all administrative and legal processes available.

If all of the adjustments in the Notice were upheld for federal and state tax purposes, the Registrant estimates that the federal and California one-time tax cost to the Registrant would be approximately $11.5 million. Statutory interest would apply to any tax deficiencies. The Notice does not assert any penalties on the proposed adjustment, and the Registrant does not believe that it would be subject to any penalties in the event the IRS is successful in asserting its claims.

The Notice is an IRS proposal only at this stage, not a final IRS determination. It is subject to further discussion and analysis at the field level and administrative review and adjustment at the appeals levels. The Registrant is continuing its discussions with the IRS and anticipates providing additional documentation to support its return positions in an effort to favorably resolve the issues raised in the Notice. The Registrant anticipates that this phase of the field audit may continue for several months. If the matter is not resolved at the field level, the Registrant intends to pursue an administrative appeal and, if necessary, resort to the courts for a final determination of the issues presented.

With this development, the Registrant believes that its previously announced proposals to issue medium term notes and to exchange its zero coupon senior convertible contingent debt securities (“CODES”) for new CODES will be delayed and cannot be completed by December 31, 2004.

Discussions of certain matters contained in this Report may constitute “forward-looking statements” as such term is defined in section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements relate to our current expectations regarding possible developments related to the ongoing insurance industry-wide investigations into contingent commissions and override payments, the ultimate resolution of the notice of proposed adjustment from the IRS and the possible timing of the proposed medium term note offering and CODES exchange. Forward-looking statements are only estimates or predictions and you should not rely on them. Actual events or results underlying such statements, including our assumptions regarding the permissibility of certain deductions taken by the Registrant in its tax returns, may differ significantly. For these statements, the Registrant claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. All written and oral forward-looking statements made in connection with this Report which are attributable to the Registrant or persons acting on behalf of the Registrant are expressly qualified in their entirety by the cautionary statements included herein.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1	Letter Amendment, dated as of November 22, 2004, between Greater Bay Bancorp and Wells Fargo Bank, National Association, as Agent

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREATER BAY BANCORP

Date: November 24, 2004	By:	/s/ Linda M. Iannone
Linda M. Iannone
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description of Exhibit
10.1	Letter Amendment, dated as of November 22, 2004, between Greater Bay Bancorp and Wells Fargo Bank, National Association, as Agent